Exhibit 4.1

Description of Securities Registered Under Section 12 of the Exchange Act

Rank One Computing Corporation has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock. The following summary description of our common stock is based on our articles of incorporation and bylaws, as amended, which are filed as exhibits to our Annual Report on Form 10-K and are incorporated by reference herein. The summary description does not purport to be complete and is subject to and qualified by the provisions of our articles of incorporation and bylaws, as amended, and the applicable provisions of the Colorado law. We encourage you to read these for more information.

The aggregate number of shares that we are authorized to issue is 101,000,000 consisting of 100,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

Quorum. Our articles of incorporation and bylaws, as amended, provide that shares representing a majority of the total number of votes attributable to all shares entitled to vote constitute a quorum.

Common Stock

Voting Rights. Holders of shares of common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders, except that in the election of directors, such shareholder shall have the right to vote the number of votes equal to the number of shares of common stock such shareholder owns for each director to be elected.

Dividend Rights. Holders of shares of common stock are entitled to ratably receive dividends when and if declared by the board of directors out of funds legally available for that purpose, subject to the provisions of our articles of incorporation and bylaws, as amended, any statutory or contractual restrictions on the payment of dividends, and any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights. Upon liquidation, dissolution, distribution of assets or other winding up of the Company, the holders of common stock are entitled to receive ratably the assets available for distribution to the holders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. The shares of common stock have no preemptive or preferential right to acquire any of our shares or securities, including shares or securities held in our treasury. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our articles of incorporation, as amended, give the board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. The board of directors has the discretion to determine the designations, rights, qualifications, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Anti-Takeover Effects of Colorado Law and Our Articles of Incorporation and Bylaws

Provisions of the Colorado Revised Statutes and our articles of incorporation and bylaws, as amended, could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions would be expected to discourage certain types of takeover practices and takeover bids our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Articles of Incorporation and Bylaw Provisions

Our purpose is to engage in any lawful act or activity for which a corporation may be organized under the Colorado Business Corporation Act (the “CBCA”).

Board of Directors

Our bylaws, as amended, provide that the number of directors will be fixed by the board of directors or shareholders and that the directors need not be shareholders.

Authorized but Unissued Capital Stock

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, except as may be required under the listing rules of any stock exchange on which our common stock is then listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action by Written Consent

Any action required or permitted by Articles 101 to 117 of the CBCA to be taken at a meeting of shareholders may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted.

Limitations on Liability and Indemnification of Officers and Directors

Under our articles of incorporation, as amended, to the fullest extent allowable under the CBCA, our directors have no personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, NY 11598.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “ROC”.